EXPRESS AMERICA HOLDINGS CORPORATION

                           PERFORMANCE SHARE AGREEMENT
                           ---------------------------


       BY THIS PERFORMANCE SHARE AGREEMENT ("Agreement") made and entered into as of this 30th day of August, 1996, EXPRESS AMERICA HOLDINGS CORPORATION, a Delaware corporation (the "Company"), and ___________, (the "Participant"), hereby state, confirm, represent, warrant and agree as follows:

                                        I

                                    RECITALS
                                    --------

       1.1 The Company has adopted the 1996 Performance Share Plan (the "Plan"). The Plan is administered by the Compensation Committee of the Board of Directors of the Company or by the Board (as applicable, hereafter referred to as the "Committee").

       1.2 By this Agreement, the Company and the Participant desire to establish the terms upon which the Company will grant to the Participant, and the Participant will accept from the Company, an award of Performance Shares (such term, and other capitalized terms used without definition herein, having the meaning attributed to such term in the Plan) under the Plan.

       1.3 The "Grant Date" for all purposes of this Agreement is August 30, 1996. The Company and the Participant acknowledge and agree that the Grant Date may be a date earlier than the date of this Agreement, and that the Performance Shares evidenced by this Agreement shall vest in five equal annual installments beginning on the first anniversary of the Grant Date notwithstanding that the Grant Date may be earlier than the date of this Agreement.

                                       II

                                   AGREEMENTS
                                   ----------

       2.1 Grant of Performance Shares. The Company grants to the Participant ____ Performance Shares, said Performance Shares being subject to all of the terms and conditions set forth in the Plan, which terms and conditions are hereby incorporated herein by reference.

       2.2 Exercise of Performance Shares. Exercise of the Performance Shares shall entitle the Participant to receive for each Participant Share the Compensation Amount, which will equal the difference between $5.75 and the price of the Company's Common Stock determined in accordance with the Plan terms as of the date written notice of such exercise is received by the Company. Subject to
Section 8 of the Plan, the Participant may exercise his or her vested Performance Shares, in whole or in part, by delivering to the Company written notice of exercise, specifying the number of vested Performance Shares to which the exercise relates.

       2.3 Payment of Compensation Amount. The Compensation Amount payable by the Company with respect to an exercise of Performance Shares may be paid, at the Company's sole election, in cash or in shares of the Company's Common Stock (or in a combination of cash and Common Stock), in accordance with the provisions of the Plan.

       2.4 Vesting and Exercise of Performance Shares. Subject to the provisions of Paragraph 2.5 of this Agreement, the Performance Shares shall vest (and thereby first become exercisable) with respect to one-fifth (20%) of the Performance Shares evidenced hereby on each of the first five anniversaries of the Grant Date.

       2.5 Termination of Performance Shares. Except as otherwise provided herein, the Performance Shares subject to this Agreement, to the extent not theretofore duly exercised, shall terminate upon the first to occur of the following dates:

              (a) On the tenth (10th) anniversary of the Grant Date;

              (b) Except as otherwise provided in clause (c) below, expiration of thirty (30) days from the date the Participant's employment with the Company or a subsidiary terminates for any reason other than Cause; if such termination is due to Cause, all unexercised Performance Shares shall terminate immediately upon such termination of employment; and

              (c) Expiration of twelve (12) months from the date the Participant's employment with the Company or a Subsidiary terminates due to the Participant's death or disability (within the meaning of Section 22(e) (3) of the Internal Revenue Code).

       2.6  Notices.  Any notices to be given under the terms of this  Agreement
("Notice") shall be addressed to the Company in care of its secretary at its then current corporate headquarters. Notice to be given to the Participant shall be addressed to the Participant's address shown on the books and records of the Company, or at such other address as the Participant shall designate by Notice.

              Notice to the Company shall be deemed duly given when received by the Company. Notice to the Participant shall be deemed duly given when deposited by certified or registered mail, postage paid and return receipt requested, in a post office or branch post office regularly maintained by the United States Government.

       2.7 Participant Not a Shareholder. The Participant shall not be deemed for any purposes to be a shareholder of the Company with respect to any of the Performance Shares, except to the extent that Performance Shares herein granted shall have been exercised and with respect thereto the Company has elected to pay the Compensation Amount in shares of Common Stock and a stock certificate has been issued therefor.

       2.8 Disputes or Disagreements. As a condition of the granting of the Performance Shares herein granted, the Participant agrees, for himself, his heirs and his personal representatives, that any disputes or disagreements which may arise under or as a result of or pursuant to this Agreement shall be determined by the Committee in its sole discretion, and that any such determination shall be final, binding and conclusive. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

       2.9 Miscellaneous. This Agreement (together with the Plan) sets forth the complete agreement between the parties with respect to the Performance Shares granted hereby, and supersedes any and all prior agreements, both oral and written. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the terms set forth in the Plan, which terms are incorporated herein by this references.

       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Participant and by the Company through its duly authorized officer.

       DATE:  August 30, 1996

                          EXPRESS AMERICA HOLDINGS CORPORATION


                          By:___________________________________________________
                                  Robert W. Stallings
                             Its Chairman, President and Chief Executive Officer
                                                                       "COMPANY"



                             ___________________________________________________
                                                                      "OPTIONEE"